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Term Sheet for Gregory Barton

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Title and Reporting Relationship: Executive Vice President, Business and Legal Affairs, General Counsel and Secretary. Mr. Barton shall report directly to the Company’s (TSCM’s) Chief Executive Officer (CEO).

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Full-Time Duties and Service on Board of Trustees of WisdomTree Trust: Gregory shall devote his full-time work efforts and duties to TSCM throughout his employment with TSCM. Notwithstanding Gregory’s full-time dedication to TSCM, he may continue to serve on the Board of Trustees of WisdomTree Trust, provided that such service does not materially interfere with his ability to perform his duties for TSCM (including without limitation his duty to serve as Corporate Secretary for TSCM).

•	Base Salary: $275,000 annualized rate, with potential annual increases at the discretion of the Compensation Committee.
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Target Bonus: 75% of Mr. Barton’s annualized rate of base pay at the beginning of each calendar year, contingent on achieving performance goals established by TSCM’s Compensation Committee and CEO for each performance year (with input from Gregory), with potential annual increases to the targeted amount at the discretion of TSCM’s Compensation Committee and CEO. For the avoidance of doubt, Gregory’s target bonus for 2009 shall be prorated for the period of 2009 served as an employee of TSCM (e.g., if Gregory serves as a TSCM employee from July 1, 2009 through December 31, 2009, the 2009 target bonus would be: 75% x $275,000 x 50% (representing one-half of 2009 worked with TSCM) = $103,125).

The specific performance objectives applying to Gregory’s 2009 bonus opportunity shall established by TSCM’s Compensation Committee and CEO within 30 days after his first day of employment with TSCM, and shall be comprised of:

o	TSCM’s 2009 operating results versus the objectives established by the Compensation Committee and CEO for 2009 (representing 33% of the total 2009 bonus opportunity);
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Gregory’s establishment of a strategy for TSCM’s licensing business, together with the performance of the licensing business versus operating objectives established by the Compensation Committee and CEO for the licensing business for 2009 (representing 33% of the total 2009 bonus opportunity);

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The achievement of a material reduction in TSCM’s overall annual legal expenses (inclusive of Gregory’s base salary) versus the annualized rate of legal fees experienced by TSCM in 2006, 2007, and 2008 (representing 33% of the total 2009 bonus opportunity).

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Long-Term Incentive Opportunity:  One-time grant of 175,000 restricted stock units (RSUs), awarded under TSCM’s 2007 Performance Incentive Plan (with RSUs being payable in full-value TSCM shares in accordance with the terms of the annual vesting schedule described below, unless the payment date is accelerated or the RSUs are forfeited, as provided below). Gregory will have the option to elect to have his tax withholding obligation in connection with the RSUs satisfied through the withholding of shares underlying the RSU award.

o	Grant of RSUs: Granted as soon as practicable after Gregory’s first day of employment with TSCM.
o	Vesting of RSUs:
▪	Annual Vesting: Unless vesting is accelerated pursuant to an event described herein, or the RSUs are forfeited prior to vesting, RSUs shall vest according to the following schedule:

•	17,500 RSUs shall vest on the 1st anniversary of the RSU grant date;
•	An additional 17,500 RSUs shall vest on the 2nd anniversary of the RSU grant date;
•	An additional 17,500 RSUs shall vest on the 3rd anniversary of the RSU grant date;
•	An additional 17,500 RSUs shall vest on the 4th anniversary of the RSU grant date;
•	The remaining 105,000 RSUs shall vest on the 5th anniversary of the RSU grant date.

Shares of TSCM stock underlying RSUs that vest according to the above schedule shall be distributed to Gregory free and clear of all vesting restrictions (net of shares withheld to pay taxes, if so elected by Gregory) within 30 days following the applicable vesting date of such RSUs.

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Accelerated Vesting on Certain Events: In the event of the first to occur of any one of the three events described immediately below in (A), (B), or (C) below, some or all unvested RSUs that have not been forfeited prior to such event shall have their vesting accelerated upon the following terms:

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(A) A change-in-control (CIC) event (for purposes of this Term Sheet, having the same definition as provided in the 2007 Performance Incentive Plan) shall result in immediate 100% vesting of all RSUs that are unvested on the effective date of consummation of the CIC.

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(B) An involuntary termination of Gregory’s employment without Cause (“Cause” generally defined as egregious acts such as fraud, commission of a felony, etc., determined in the good faith judgment of TSCM’s Compensation Committee) shall result in partial vesting on the effective date of termination of the following number of RSUs:

o	87,500 RSUs, PLUS;
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The number of RSUs represented by the product of (i) 87,500 MULTIPLIED by (ii) a fraction, the numerator of which is the lesser of: (a) 730; or (b) the number of calendar days from and including Gregory’s 366th calendar day of employment with TSCM, to and including the effective date of Gregory’s employment termination under this provision, and the denominator of which is 730 (for the avoidance of doubt, if Gregory’s employment termination under this provision occurs prior to the 366th calendar day of Gregory’s employment with TSCM, this fraction shall equal zero); MINUS

o	The number of RSUs that had vested prior to the effective date of Gregory’s employment termination under this provision.

Notwithstanding any other provision of this Term Sheet, accelerated vesting of RSUs under this provision shall be contingent on Gregory executing a release of legal claims against TSCM, in such format as is provided in the good faith judgment of the Compensation Committee and the CEO. In the absence of a properly executed release of legal claims, all unvested RSUs shall be forfeited without payment following an involuntary termination without Cause.

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(C) A voluntary termination by Gregory for Good Reason (with “Good Reason” having the definition ascribed to such term under the “Good Reason” safe harbor provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Section 409A”), all as determined in good faith by TSCM’s Compensation Committee) shall result in partial vesting on the effective date of termination of the following number of RSUs:

o	87,500 RSUs, PLUS;
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The number of RSUs represented by the product of (i) 87,500 MULTIPLIED by (ii) a fraction, the numerator of which is the lesser of: (a) 730; or (b) the number of calendar days from and including Gregory’s 366th calendar day of employment with TSCM, to and including the effective date of Gregory’s employment termination under this provision, and the denominator of which is 730 (for the avoidance of doubt, if Gregory’s employment termination under this provision occurs prior to the 366th calendar day of Gregory’s employment with TSCM, this fraction shall equal zero); MINUS

o	The number of RSUs that had vested prior to the effective date of Gregory’s employment termination under this provision.

Notwithstanding any other provision of this Term Sheet, accelerated vesting of RSUs under this provision shall be contingent on Gregory executing a release of legal claims against TSCM, in such format as is provided in the good faith judgment of the Compensation Committee and the CEO. In the absence of a properly executed release of legal claims, all unvested RSUs shall be forfeited without payment following a voluntary termination for Good Reason.

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Death or Disability: In the event of Gregory’s death or disability (generally defined as a physical or mental condition incapacitating Gregory from the ability to effectively execute his role with TSCM, as determined in good faith by TSCM’s Compensation Committee) before the occurrence of any one of the “Accelerated Vesting” events described above, Gregory shall vest in a prorated number of the RSUs, with the proration determined as a function of the length of time served by Gregory with TSCM prior to death or disability in relation to the two-year period following grant of the RSUs (e.g., a disability at the 1st anniversary of the RSU grant date would result in vesting and accelerated delivery of 50% of the RSU award, net of any RSUs that have already vested prior to death or disability). As an example, and for the avoidance of doubt, if a death or disability happens immediately after the 1st anniversary of the RSU grant date, the net number of RSUs that would vest under this provision would equal [(175,000/2) – 17,500 (the RSUs that vested according to their normal annual schedule)] = 70,000).

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Payment Acceleration Events: Unless sooner forfeited due to a “Forfeiture Event” described below, and other than the distribution of shares underlying RSUs that have vested according to their regular vesting schedule (i.e., the 10%, 10%, 10%, 10%, 60% schedule described above in this Term Sheet), all outstanding and previously undistributed RSUs shall be paid to Gregory on an accelerated basis following any of the employment termination events described below, with delivery of the RSU value occurring at the times described below:

▪	Consummation of a CIC, with delivery of RSU value occurring within 30 days after the effective date of the CIC; or
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An involuntary termination of Gregory’s employment without Cause, in which case, delivery of RSU value will occur within 30 days after the effective date of termination, contingent on proper execution of a release of legal claims against TSCM, as provided in this Term Sheet; or

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A voluntary termination by Gregory for Good Reason in which case, delivery of RSU value will occur within 30 days after the effective date of termination, contingent on proper execution of a release of legal claims against TSCM, as provided in this Term Sheet; or

▪	Disability (as defined in Section 409A), in which case, delivery of RSU value will occur within 30 days after the effective date of Disability; or
▪	Death, in which case, delivery of RSU value will occur within 30 days after death.

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Forfeiture Events: All RSUs that have not been paid to Gregory by delivery of the underlying shares (except in the case of voluntary termination without Good Reason, in which case the prior clause shall be deemed to refer to RSUs that have not vested) prior to the 5th anniversary of the date of grant of the RSUs shall be forfeited without payment (regardless of the vested status of the RSUs) if any one of the following occurs prior to delivery (vesting, in the case of voluntary termination without Good Reason) of the TSCM shares underlying the RSU awards:

▪	TSCM involuntarily terminates Gregory’s employment for “Cause”; or
▪	Gregory voluntarily terminates his employment as without Good Reason prior to the fifth anniversary of his first day of employment with TSCM; or
▪	Gregory engages in competitive activity (to be defined in the RSU award agreement) with TSCM within two years after his last day of employment with TSCM; or
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Gregory breaches the provisions to be included within the RSU award agreement pertaining to non-solicitation of employees and clients of TSCM (within the two-year period following employment termination), confidentiality of information, or disparagement of TSCM.

In addition, TSCM reserves the right to claw back RSU value delivered if within two years after delivery of the RSU value Gregory engages in competitive activities that violate the terms of the non-compete/non-solicit covenants to be included in the RSU award agreement, or if he violates the non-disparagement or confidentiality provisions of the RSU award agreement.

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General Severance: In the event that, prior to the effective date of a CIC, Gregory’s employment is involuntarily terminated by TSCM without Cause, then subject to the caveat prohibiting payment of both general severance and CIC severance (as described below), TSCM shall pay Gregory a general severance amount determined according to the following formula, but in no event greater than 52 weeks of Gregory’s base pay (at the annualized rate in effect immediately prior to termination):

o	Four weeks of Gregory’s base pay (at the annualized rate in effect immediately prior to termination); PLUS

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An amount of severance represented by the product of: (i) an amount of money equal to four weeks of Gregory’s base pay (determined by reference to the annualized rate of base pay in effect immediately prior to termination); MULTIPLIED by (ii) a fraction, the numerator of which is the number of calendar days from and including Gregory’s 366th calendar day of employment with TSCM, to and including the effective date of Gregory’s employment termination under this provision, and the denominator of which is 365 (for the avoidance of doubt, if Gregory’s employment termination under this provision occurs prior to the 366th calendar day of Gregory’s employment with TSCM, this fraction shall equal zero).

Notwithstanding any other provision of this Term Sheet, payment of general severance under this provision shall be contingent on Gregory executing a release of legal claims against TSCM, in such format as is provided in the good faith judgment of the Compensation Committee and the CEO. In the absence of a properly executed release of legal claims, no general severance shall be paid.

Subject to the CIC caveat prohibiting payment of both general severance and CIC severance (as described below), and further subject to execution of a release of legal claims against TSCM as provided above, TSCM shall pay Gregory the general severance within 30 days following the effective date of termination. In the event that Gregory qualifies to receive CIC severance, and if prior to the payment of CIC severance TSCM has already paid Gregory general severance amounts, the full value of such general severance amounts paid shall be offset against any CIC severance payable to Gregory.

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Change-in-Control Severance: Subject to the caveat prohibiting payment of both general severance and CIC severance (as described above), if a CIC is consummated prior to November 15, 2011, and if Gregory’s employment is terminated within two years after the effective date of consummation of the CIC (i) by TSCM without Cause or (ii) by Gregory for Good Reason, Gregory would be paid 12 months of base salary at the annualized rate in effect on the date of employment termination.

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For all purposes of this Term Sheet, Gregory shall receive the described benefits associated with a CIC (i.e., CIC severance and RSU vesting) if Gregory is employed at the time events or efforts are initiated that directly lead to consummation of a CIC, provided that such a CIC will only so qualify for this provision if the consummation of the CIC occurs within six months of Gregory’s last day of employment.

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Payment shall be made within 30 days after the effective date of the CIC, unless a delay is necessary to avoid imposition of additional taxes under Section 409A (in which case, the delay shall be for the minimum time frame necessary to avoid additional 409A taxes).

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Perks and Health and Welfare Benefits:  Gregory will be eligible to receive perquisites and general health and welfare benefit coverage at a level at least equal to those provided to other comparably situated full-time executives of TSCM.

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Internal Revenue Code Section 409A Saving Clause: TSCM will make all reasonable efforts to deliver the value in connection with RSUs and CIC severance in a manner that avoids imposition of additional taxes under Internal Revenue Code Section 409A.

Signed, this 2nd day of June, 2009

/s/ William Gruver	/s/ Gregory Barton
William Gruver, Compensation Committee Chair	Gregory Barton
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